Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES FIRST QUARTER 2021 RESULTS

- Consistent and Strong Demand for Montrose’s Environmental Solutions -

- Entered into Sustainability-Linked Credit Facility in April 2021-

- Acquired MSE Group to Bolster Select Environmental Service Capabilities -

- Increased Guidance for Full Year 2021-

IRVINE, California (May 12, 2021) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights

•	Total revenue of $133.8 million increased 119.3% compared to the prior year quarter.

•	Net loss of $11.6 million compared to a net loss of $41.2 million in the prior year quarter. Net loss for first quarter 2021 was primarily due to non-cash fair value adjustment expenses.

•	Adjusted EBITDA[1] of $16.8 million increased 202.5% compared to the prior year quarter.

•	Adjusted EBITDA margin[1] improved to 12.6% compared to 9.1% in the prior year quarter.

•	Acquired MSE Group, a premier provider of environmental planning, permitting and remediation solutions primarily to the U.S. federal government.

“We are pleased to have started 2021 on a solid footing. Though the business is best assessed on an annual basis rather than on a quarterly basis, the strong start coupled with our team’s optimism across all parts of our business is causing us to increase our guidance for 2021,” stated Vijay Manthripragada, Montrose’s Chief Executive Officer. “Our investments in environmental R&D and commercialization and the response capabilities of our team at CTEH continue to add value to our customers and support our performance and outlook.”

Mr. Manthripragada continued, “The economic and political dynamics in our key markets continue to create opportunities for Montrose as customers look to create value through environmental stewardship. For example, some of our customers are voluntarily accelerating their emissions reduction targets to align with the recently announced long-term emissions goals in the U.S. Such developments create tailwinds for each of our business segments, and I believe they validate our uniquely integrated approach to the environmental industry.”

(1)

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

First Quarter 2021 Results

Total revenue in the first quarter of 2021 increased 119.3% to $133.8 million, compared to $61.0 million in the prior year quarter. Excluding discontinued services, which contributed zero revenue in the first quarter 2021 and $2.5 million in the first quarter 2020, total revenue increased 128.7%. The increase in revenues was driven by CTEH (acquired in April 2020) and organic growth in our Remediation and Reuse segment, partially offset by a decrease in revenues in our Measurement and Analysis segment, which was expected.

Net loss was $11.6 million, compared to a net loss of $41.2 million in the prior year quarter. The year-over-year change was primarily attributable to an increase in both revenues and margins as well as lower non-cash fair value adjustment expenses.

Adjusted EBITDA1 increased to $16.8 million, compared to $5.6 million in the prior year quarter. The increase in Adjusted EBITDA1 was primarily driven by higher revenues and favorable shifts in business mix. Adjusted EBITDA margin1 improved 350 basis points to 12.6%, compared to 9.1% in the prior year quarter, mainly due to business mix and operating leverage from lower corporate expenses as a percentage of revenue.

Operating Cash Flow Liquidity and Capital Resources

Cash used in operating activities was $13.9 million in the first quarter of 2021, compared to cash used in operations of $9.0 million in the prior year quarter. Cash used in operations in both quarters was driven by seasonality and the payment of annual bonuses. In addition, in the first quarter of 2021, working capital increased by $27.1 million as a result of the significant increase in revenues versus the fourth quarter of 2020. We remain confident in our ability to generate strong cash flows on a full year basis in 2021.

At March 31, 2021, Montrose had total debt, net of deferred debt issuance costs, of $175.6 million and $10.6 million of cash. As of March 31, 2021, the Company’s leverage ratio under its credit facility, which includes the impact of acquisition-related contingent earnout payments that may become payable in cash, was 3.1 times. The leverage ratio increased from December 31, 2020 primarily due to the typical use of cash in the first quarter, the change in working capital due to the significant increase in the first quarter revenues, and the acquisition of MSE. With expected strong operating cash flows for the remainder of 2021, we remain confident in being able to continue executing on our organic and acquisition-related strategy while maintaining our leverage between 2.5x-3.5x.

In April 2021 the Company entered into a new sustainability-linked credit facility in the form of a term loan, in an aggregate principal amount of $175.0 million, and a revolving credit facility, in an aggregate principal amount of $125.0 million. The Company used net proceeds from the new debt to repay all of its outstanding borrowings under its former term loan and former revolver. The new credit facility’s opening spread of LIBOR plus 2.0% not only reduces the previous term loan interest rate of 5.5%, but also provides up to a 5 basis point pricing adjustment based on Montrose’s performance against certain sustainability and ESG related objectives pursuant to the agreement.

Acquisitions

In January 2021, Montrose acquired MSE Group (“MSE”), a leading provider of environmental solutions primarily to the U.S. federal government. The addition of the MSE team is strategically additive to our Remediation and Reuse Segment, increases our environmental service offerings for select U.S. federal agencies, and expands our geographic presence in the Southeast U.S. The Company’s M&A pipeline and outlook for deal activity in 2021 remain strong.

Full Year 2021 Outlook

Because demand for environmental services does not follow fiscal quarter patterns, the Company’s business is best assessed on yearly results. Given its strong start to the year and strength across its segments, the Company expects full year 2021 Adjusted EBITDA1 to be in the range of $63.0 million to $70.0 million, which is increased from its prior full year 2021 guidance of $61.0 million to $67.0 million in Adjusted EBITDA1. This upgraded outlook reflects anticipated year-over-year revenue growth in excess of 20.0% at the mid-point and is primarily attributable to the timing of strong first quarter revenues.

The current outlook is based on a combination of mid-to-high single digit organic growth plus the contribution of completed acquisitions. The outlook does not include any benefit from future acquisitions that have not yet been completed.

We have successfully grown revenue in excess of 20.0% every year and expect to exceed that threshold in 2021. In addition, we expect to continue adding strategically and financially accretive acquisitions that are not yet reflected in our 2021 guidance or outlook.

Webcast and Conference Call

The Company’s senior management will host a webcast and conference call on Wednesday, May 12, 2021 at 5:00 p.m. Eastern time to discuss first quarter financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With more than 2,000 employees across over 70 locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Company to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
REVENUES	$133,817	$61,031
COST OF REVENUES (exclusive of depreciation and amortization shown below)	95,316	44,398
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	25,000	20,519
INITIAL PUBLIC OFFERING EXPENSE	—	531
FAIR VALUE CHANGES IN BUSINESS ACQUISITIONS CONTINGENT CONSIDERATION	11,064	—
DEPRECIATION AND AMORTIZATION	10,769	7,560

LOSS FROM OPERATIONS	(8,332)	(11,977)
OTHER EXPENSE
Other expense	(574)	(29,830)
Interest expense—net	(2,688)	(2,593)

Total other expenses—net	(3,262)	(32,423)

LOSS BEFORE EXPENSE (BENEFIT) FROM INCOME TAXES	(11,594)	(44,400)
INCOME TAXES EXPENSE (BENEFIT)	2	(3,152)

NET LOSS	$(11,596)	$(41,248)

EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	29	(3)

COMPREHENSIVE LOSS	(11,567)	(41,251)
ACCRETION OF REDEEMABLE SERIES A-1 PREFERRED STOCK	—	(5,415)
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(4,100)	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(15,696)	(46,663)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC AND DILUTED	25,117	8,904

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS—BASIC AND DILUTED	$(0.62)	$(5.24)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and restricted cash	$10,641	$34,881
Accounts receivable—net	65,771	54,102
Contract assets	61,636	38,576
Prepaid and other current assets	8,830	6,709

Total current assets	146,878	134,268

NON-CURRENT ASSETS:
Property and equipment—net	34,941	34,399
Goodwill	282,199	274,667
Other intangible assets—net	157,315	154,854
Other assets	3,896	4,538

TOTAL ASSETS	$625,229	$602,726

LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$52,431	$34,877
Accrued payroll and benefits	22,564	21,181
Business acquisitions contingent consideration, current	50,364	49,902
Current portion of long-term debt	6,214	5,583

Total current liabilities	131,573	111,543
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	16,971	4,565
Other non-current liabilities	2,514	2,523
Deferred tax liabilities—net	2,591	2,815
Conversion option	21,488	20,886
Long-term debt—net of deferred financing fees	169,425	170,321

Total liabilities	344,562	312,653

COMMITMENTS AND CONTINGENCIES
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 at March 31, 2021 and December 31, 2020; aggregate liquidation preference of $182.2 million at March 31, 2021 and December 31, 2020	152,928	152,928
STOCKHOLDERS’ EQUITY:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at March 31, 2021 and December 31, 2020; issued and outstanding shares: 25,438,857 and 24,932,527 at March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in-capital	261,588	259,427
Accumulated deficit	(133,949)	(122,353)
Accumulated other comprehensive income	100	71

Total stockholders’ equity	127,739	137,145

TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$625,229	$602,726

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(11, 596)	$(41,248)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debt	508	6,333
Depreciation and amortization	10,769	7,560
Stock-based compensation expense	1,805	1,150
Fair value changes in embedded derivatives	602	29,627
Fair value changes in business acquisitions contingent consideration	11,064	—
Deferred income taxes	2	(3,152)
Other	50	(180)
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(29,029)	(319)
Prepaid expenses and other current assets	787	(683)
Accounts payable and other accrued liabilities	3,183	(5,005)
Accrued payroll and benefits	(2,058)	(2,458)
Other assets	—	(603)

Net cash used in operating activities	(13,913)	(8,978)

INVESTING ACTIVITIES:
Purchases of property and equipment	(922)	(1,558)
Proprietary software development and software licenses costs	(204)	(102)
Cash paid for acquisitions—net of cash acquired	(6,272)	—

Net cash used in investing activities	(7,398)	(1,660)

FINANCING ACTIVITIES:
Proceeds from line of credit	—	50,453
Payments on line of credit	—	(37,275)
Repayment of term loan	(547)	(1,250)
Payment of contingent consideration and other purchase price obligations	—	(4,703)
Repayment of capital leases	(625)	(685)
Payments of deferred offering costs	—	(1,175)
Debt issuance costs	—	(127)
Proceeds from issuance of common stock	2,185	—
Dividend payment to the Series A-2 shareholders	(4,100)	—

Net cash (used in) provided by financing activities	(3,087)	5,238

CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(24,398)	(5,400)
Foreign exchange impact on cash balance	158	36
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	34,881	6,884

End of period	$10,641	$1,520

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$2,500	$1,745
Cash paid for income tax	$305	$64
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment	$594	$613
Property and equipment purchased under capital leases	$670	$1,493
Accretion of the redeemable series A-1 preferred stock to redeemable value	$—	$5,415
Common stock issued to acquire new businesses	$2,271	$—
Acquisitions unpaid contingent consideration	$67,335	$4,082
Offering costs included in accounts payable and other accrued liabilities	$—	$49

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including Adjusted EBITDA and Adjusted EBITDA margin. We calculate Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues for a given period.

Adjusted EBITDA and Adjusted EBITDA margin are two of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Adjusted EBITDA and Adjusted EBITDA margin in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Adjusted EBITDA and Adjusted EBITDA margin for 2021. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also provide information regarding organic growth, which is one of the measures management uses to asses our results of operations. We define organic growth as the change in revenues excluding revenues from acquisitions for the first twelve months following the date of acquisition and excluding revenues from businesses disposed of or discontinued. As a result of the significance of the CTEH acquisition to Montrose, and the potential annual volatility in CTEH’s revenues, at times we also disclose organic growth combined with the annual organic revenue growth of CTEH, but excluding CTEH’s revenues from projects contributing more than $4 million of revenue. We expect to continue to disclose organic revenue growth with and without CTEH. Organic growth is not, however, a measure of revenue growth calculated in accordance with GAAP and should be considered in conjunction with revenue growth calculated in accordance with GAAP.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

	For the Three Months Ended March 31,
(in thousands)	2021	2020
Net loss	$(11, 596)	$(41,248)
Interest expense	2,688	2,593
Income tax expense (benefit)	2	(3,152)
Depreciation and amortization	10,769	7,560

EBITDA	$1,863	$(34,247)
Stock-based compensation (1)	1,805	1,150
Start-up losses and investment in new services (2)	968	379
Acquisition costs (3)	237	1,307
Fair value changes in financial instruments (4)	602	29,626
Expenses related to financing transactions (5)	50	—
Fair value changes in business acquisitions contingent consideration (6)	11,064	—
Short term purchase accounting fair value adjustment to deferred revenue (7)	—	243
IPO expense (8)	—	531
Discontinued service lines and closing of Berkley lab (9)	—	6,417
Other losses and expenses(10)	211	147

Adjusted EBITDA	$16,800	$5,553

(1)	Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors.
(2)

Represent start-up losses related to losses incurred on (i) the expansion of lab testing methods and lab capacity, including into new geographies and (ii) expansion of our Remediation and Consulting services and (iv) expansion into Europe in advance of projects driven by new regulations.

(3)	Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)	Amounts relate to the change in fair value of the embedded derivatives and warrant option attached to the Series A-1 preferred stock and the Series A-2 preferred stock.
(5)	Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)

Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7)	Purchase accounting fair value adjustment to deferred revenue represents the impact of the fair value adjustment to the carrying value of deferred revenue as of the date of acquisition of ECT2.
(8)	Represents expenses incurred by us to prepare for our initial public offering, as well as costs from IPO-related bonuses.
(9)	Represents losses from the Discontinued Service Lines and the Berkeley lab.
(10)	Represents non-operational charges incurred as a result of lease abandonments and non-capitalizable costs related to the implementation of a new ERP.